Riley Permian Announces Sale of New Mexico Midstream Project OKLAHOMA CITY, December 4, 2025 / PRNewswire/ -- Riley Exploration Permian, Inc. (NYSE American: REPX) (“Riley Permian”) today announced that its wholly-owned subsidiary, Riley Exploration - Permian, LLC, (“REP LLC”, together with Riley Permian, hereinafter referred to as the “Company”), entered into a purchase and sale agreement (the “Purchase Agreement”) with Targa Northern Delaware LLC (“Buyer” or “Targa”), pursuant to which the Company sold to Buyer all of the membership interests in Dovetail Midstream, LLC (“Dovetail”), a wholly-owned subsidiary of the Company for an aggregate cash purchase price of approximately $111 million, subject to customary purchase price adjustments. Dovetail’s assets primarily consist of natural gas gathering infrastructure serving production in Eddy County, New Mexico. Closing proceeds from the transaction will be used to reduce borrowings on the Company's credit facility and to pay income taxes and transaction costs associated with the transaction. The Company also has the right to earn up to an additional $60 million in cash payments contingent on achieving certain volume- based performance thresholds over a five-year period. The closing of the transaction took place simultaneously with execution of the Purchase Agreement. The Purchase Agreement also provides for the sale by the Company to Buyer of certain compressor station assets at a subsequent closing date anticipated to occur no later than the first quarter of 2026 for an aggregate cash purchase price of approximately $10 million, subject to the satisfaction of certain closing conditions. Bobby Riley, Chairman and CEO for Riley Permian, commented, “We’re excited to further our partnership with a best-in-class operator in Targa. This transaction fulfills the Company’s goal of achieving flow assurance for its natural gas production, allowing for wider development of our New Mexico assets. By removing future capital spending obligations associated with expanding the midstream system, this transaction allows us to focus our expertise and capital on the development of our upstream assets including our recent acquisition of Silverback Exploration II, LLC and its subsidiaries.” About Riley Exploration Permian, Inc. Riley Permian is a growth-oriented upstream oil and gas company operating in Texas and New Mexico with infrastructure projects that complement our operations. For more information, please visit www.rileypermian.com. Forward-Looking Statements This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law, including the possibility that the anticipated benefits of the transactions cannot be fully realized. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in Riley Permian’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange

Commission. Riley Permian undertakes no obligation to update or revise any forward-looking statement to reflect new information or events. Investor Contact: 405-438-0126 IR@rileypermian.com